CATERPILLAR FINANCIAL SERVICES CORPORATION

POWERNOTES (R)

With Maturities of 9 months or more from Date of Issue

Registration No.  333-109182

Filed Pursuant to Rule 424 (b) (3)

PRICING SUPPLEMENT NO.  423                                                                    Trade Date:  04/26/04

(To Prospectus Supplement dated November 6, 2003 &

  Prospectus dated October 15, 2003)                                                               Issue Date:   04/29/04

The Date of this Pricing SupplementApril 26, 2004

SUBJECT TO REDEMPTION OR REPAYMENT

  CUSIP                                                                                                                                    Date and terms of redemption or

     or        Stated                                                                     Interest                                       repayment (including any

Common  Interest                      Price to  Discounts &         Payment     Survivors                  applicable regular or special

  Code      Rate (1)   Maturity  Public (2) Commissions       Frequency       Option   Yes/No     record dates)

14911QTQ4   *Step          04/15/19           100%               2.08%                Semi-Annually             YES          YES              Callable at 100% beginning 04/15/07

                                                                                                                                                                                                                        and semi-annually thereafter.

Principal                                                                                  1st Payment             Day

Amount                   Proceeds                  Dealer                            Date                   Count

$1,575,000.00         $1,542,240.00         ABN AMRO Inc.        10/15/04                               30/360

Original Issue Discount Note:                                                                           Total Amount of OID:

____  Yes                X    No                                                                                   N/A

*Step Coupon Schedule

April 15, 2004 to, but not including April 15, 2007          4.50%

April 15, 2007 to, but not including April 15, 2010          5.25%

April 15, 2010 to, but not including April 15, 2013          6.00%

April 15, 2013 to, but not including April 15, 2016          6.75%

April 15, 2016 to, but not including April 15, 2019          7.50%

The interest rates on the PowerNotes (R) may be changed by Caterpillar Financial Services Corporation from time to time, but any such change will not affect the interest rate on any PowerNotes (R) offered prior to the effective date of the change.   Prior to the date of this Pricing Supplement, $13.606 mm principal amount of the PowerNotes (R) were sold at interest rates then in effect.  Subsequent offerings of PowerNotes (R) will be made under the Prospectus Supplement and Prospectus dated October 15, 2003.

Expressed as a percentage of aggregate principal amount.  Actual Price to Public may be less, and will be determined by prevailing market prices at the time of purchase as set forth in the confirmation sheet.